Exhibit 21.1

Subsidiaries of the Registrant

CommScope, Inc.	Delaware (USA)
CommScope, Inc. of North Carolina	North Carolina (USA)
CommScope Technologies LLC	Delaware (USA)
CommScope EMEA Ltd	Ireland
ARRIS US Holdings, Inc.	Delaware (USA)
Ruckus Wireless, Inc.	Delaware (USA)
ARRIS Solutions, Inc.	Delaware (USA)
ARRIS Technology, Inc.	Delaware (USA)
ARRIS Global Services, Inc.	Delaware (USA)
CommScope UK Holdings Ltd	United Kingdom
ARRIS International Ltd	United Kingdom
ARRIS International IP Ltd	United Kingdom